Exhibit 2.1

PLAN OF CONVERSION

of

BROWNIE’S MARINE GROUP, INC.

a Nevada corporation

into

BROWNIE’S MARINE GROUP, INC.

a Florida corporation

THIS PLAN OF CONVERSION, dated as of __________________, 2015 (including all of the Exhibits attached hereto, this “Plan”), is hereby adopted by Brownie’s Marine Group, Inc., a Nevada corporation, in order to set forth the terms, conditions and procedures governing the conversion of Brownie’s Marine Group, Inc. from a Nevada corporation to a Florida corporation pursuant to Section 607 of the Florida Business Corporation Act of the State of Florida, as amended (the “FBCA”), and Section 92A.120 of the Nevada Revised Statutes, as amended (the “NRS”).

RECITALS

WHEREAS, Brownie’s Marine Group, Inc. is a corporation organized and existing under the laws of the State of Nevada (the “Converting Entity”);

WHEREAS, the Board of Directors of the Converting Entity has determined that it would be advisable and in the best interests of the Converting Entity and its shareholders for the Converting Entity to convert from a Nevada corporation to a Florida corporation pursuant to Section 607 of the FBCA and Sections 92A.120 and 92A.250 of the NRS;

WHEREAS, the form, terms and provisions of this Plan have been authorized, approved and adopted by the Board of Directors of the Converting Entity;

WHEREAS, the Board of Directors of the Converting Entity has submitted this Plan to the stockholders of the Converting Entity for approval; and

WHEREAS, this Plan has been authorized, approved and adopted by the holders of a majority of the voting power of the stockholders of the Converting Entity.

NOW, THEREFORE, the Converting Entity hereby adopts this Plan as follows:

PLAN OF CONVERSION

1.	Conversion; Effect of Conversion.

(a)	Upon the Effective Time (as defined in Section 3 below), the Converting Entity shall be converted from a Nevada corporation to a Florida corporation pursuant to Section 607 of the FBCA and Sections 92A.120 and 92A.250 of the NRS (the “Conversion”) and the Converting Entity, as converted to a Florida corporation (the “Domesticated Entity”), shall thereafter be subject to all of the provisions of the FBCA, except that notwithstanding Section 607.0203 of the FBCA, the existence of the Domesticated Entity shall be deemed to have commenced on the date the Converting Entity commenced its existence in the State of Nevada.

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(b)	Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, the Domesticated Entity shall, for all purposes of the laws of the State of Florida, be deemed to be the same entity as the Converting Entity existing immediately prior to the Effective Time. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, for all purposes of the laws of the State of Florida, all of the rights, privileges and powers of the Converting Entity existing immediately prior to the Effective Time, and all property, real, personal and mixed, and all debts due to the Converting Entity existing immediately prior to the Effective Time, as well as all other things and causes of action belonging to the Converting Entity existing immediately prior to the Effective Time, shall remain vested in the Domesticated Entity and shall be the property of the Domesticated Entity and the title to any real property vested by deed or otherwise in the Converting Entity existing immediately prior to the Effective Time shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Converting Entity existing immediately prior to the Effective Time shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time shall remain attached to the Domesticated Entity upon the Effective Time, and may be enforced against the Domesticated Entity to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Domesticated Entity in its capacity as a corporation of the State of Florida. The rights, privileges, powers and interests in property of the Converting Entity existing immediately prior to the Effective Time, as well as the debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Domesticated Entity upon the Effective Time for any purpose of the laws of the State of Florida.

(c)	The Conversion shall not be deemed to affect any obligations or liabilities of the Converting Entity incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

(d)	Upon the Effective Time, the name of the Domesticated Entity shall remain unchanged and continue to be “Brownie’s Marine Group, Inc.”

(e)	The Converting Entity intends for the Conversion to constitute a tax-free reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended.

2.	Filings. As promptly as practicable following the adoption of this Plan by the Board of Directors and the stockholders of the Converting Entity, the Converting Entity shall cause the Conversion to be effective by:

(a)	executing and filing (or causing the execution and filing of) Articles of Conversion pursuant to Section 92A.205 of the NRS, substantially in the form attached hereto (the “Articles of Conversion”), with the Secretary of State of the State of Nevada;

(b)	executing and filing (or causing the execution and filing of) a Certificate of Domestication pursuant to Section 607.1801 of the FBCA, substantially in the form attached hereto (the “Certificate of Domestication”), with the Secretary of State of the State of Florida; and

(c)	executing and filing (or causing the execution and filing of) articles of Incorporation of the Domesticated Entity, substantially in the form of Exhibit A-1 hereto (the “Florida Articles of Incorporation”), with the Secretary of State of the State of Florida.

3.	Effective Time. The Conversion shall become effective upon the last to occur of the filing of the Nevada Articles of Conversion, the Florida Certificate of Domestication and the Florida Articles of Incorporation (the time of the effectiveness of the Conversion, the “Effective Time”).

4.	Effect of Conversion.

(a)	Effect on Common Stock. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each share of common stock, $0.0001 par value per share, of the Converting Entity (“Converting Entity Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall convert into one validly issued, fully paid and non-assessable share of common stock, $0.0001 par value per share, of the Domesticated Entity (“Domesticated Entity Common Stock”).

(b)	Effect on Preferred Stock. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each share of preferred stock, $0.001 par value per share, of the Converting Entity (“Converting Entity Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time shall convert into one validly issued, fully paid and non-assessable share of preferred stock, $0.001 par value per share, of the Domesticated Entity (“Domesticated Entity Preferred Stock”).

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(c)	Effect on Outstanding Stock Options. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each option to acquire shares of Converting Entity Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent option to acquire, upon the same terms and conditions (including the vesting schedule and exercise price per share applicable to each such option) as were in effect immediately prior to the Effective Time, the same number of shares of Domesticated Entity Common Stock.

(d)	Effect on Outstanding Warrants or Other Rights. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each warrant or other right to acquire shares of Converting Entity Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent warrant or other right to acquire, upon the same terms and conditions (including the exercise price per share applicable to each such warrant or other right) as were in effect immediately prior to the Effective Time, the same number of shares of Domesticated Entity Common Stock.

(e)	Effect on Stock Certificates. All of the outstanding certificates representing shares of Converting Entity Common Stock immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Domesticated Entity Common Stock.

(f)	Effect on Employee Benefit, Equity Incentive or Other Similar Plans. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each employee benefit plan, stock option plan or other similar plan to which the Converting Entity is a party shall continue to be a plan of the Domesticated Entity. To the extent that any such plan provides for the issuance of Converting Entity Common Stock, upon the Effective Time, such plan shall be deemed to provide for the issuance of Domesticated Entity Common Stock.

(g)	Effect of Conversion on Directors and Officers. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, the members of the Board of Directors and the officers of the Converting Entity holding their respective offices in the Converting Entity existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board of Directors and officers, respectively, of the Domesticated Entity.

5.	Further Assurances. If, at any time after the Effective Time, the Domesticated Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Domesticated Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time, or (b) to otherwise carry out the purposes of this Plan, the Domesticated Entity and its officers and directors (or their designees), are hereby authorized to solicit in the name of the Domesticated Entity any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Domesticated Entity, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Domesticated Entity, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time and otherwise to carry out the purposes of this Plan.

6.	Florida Bylaws. Upon the Effective Time, the bylaws of the Domesticated Entity shall be the Bylaws of Brownie’s Marine Group, Inc., substantially in the form of Exhibit A-2 hereto.

7.	Copy of Plan of Conversion. After the Conversion, a copy of this Plan will be kept on file at the offices of the Domesticated Entity, and any stockholder of the Domesticated Entity (or former stockholder of the Converting Entity) may request a copy of this Plan at no charge at any time.

8.	Termination. At any time prior to the Effective Time, this Plan may be terminated and the transactions contemplated hereby may be abandoned by action of the Board of Directors of the Converting Entity if, in the opinion of the Board of Directors of the Converting Entity, such action would be in the best interests of the Converting Entity and its stockholders. In the event of termination of this Plan, this Plan shall become void and of no further force or effect.

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9.	Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

10.	Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

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IN WITNESS WHEREOF, the undersigned hereby causes this Plan to be duly executed as of the date hereof.

Brownie’s Marine Group, Inc.
a Nevada corporation

By:	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer

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